Exhibit T3A.3

CME MEDIA ENTERPRISES B.V.

established at Amsterdam

amendment to the Articles of Association

-
Certified copy of the deed of amendment to the Articles of Association of CME Media Enterprises B.V., executed before a substitute of M.P. Bongard, Esq., a civil law notary in Amsterdam, on May 31, 1998;

-	English translation thereof;
-	Complete text of the Articles of Association;
-	English translation thereof.

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STATUTENWIJZIGING

Heden, de éénendertigste mei negentienhonderd achtennegentig, verscheen voor mij, Meester Doctorandus Tjien Hauw Liem, kandidaat-notaris, wonende te Amstelveen, hierna te noemen “notaris”, als plaatsvervanger van de met verlof afwezige Meester Mark Peter Bongard, notaris ter standplaats Amsterdam:

Meester Cornelis Jacobus van Oevelen, kandidaat-notaris, wonende Sloterkade 60-huis, 1058 HG Amsterdam, geboren te Amsterdam op dertig april negentienhonderd éénenzeventig, gehuwd, houder van het Nederlandse rijbewijs met nummer: 3002677705.

De comparant verklaarde:

De statuten van de besloten vennootschap met beperkte aan-sprakelijkheid: CME Media Enterprises B.V., statutair gevestigd te Amsterdam, met adres: Nieuwe Spiegelstraat 26, 1017 DG Amsterdam - deze vennootschap verder te noemen: “de vennootschap” - werden laatstelijk gewijzigd bij akte op achtentwintig april negentienhonderd zevenennegentig voor notaris Meester Mark Peter Bongard te Amsterdam verleden, op een ontwerp van welke akte de bij de wet vereiste verklaring van geen bezwaar werd verkregen bij beschikking van tien april negentienhonderd zevenennegentig nummer B.V. 494.082. Op negen juli negentienhonderd zevenennegentig, heeft de enig aandeelhouder van de vennootschap, met gebruikmaking van artikel 17 lid 1 van de statuten van de vennootschap, onder meer besloten de hierna te vermelden wijzigingen in de statuten van de vennootschap aan te brengen. Voormeld besluit zal aan deze akte worden gehecht.

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Op voormelde dag waarop tot wijziging van de statuten van de vennootschap werd besloten was van het maatschappelijk kapitaal van de vennootschap geplaatst een gedeelte groot twee honderd duizend gulden (NLG 200.000, --).

Bij voormeld besluit werd ondermeer hij, comparant, gemachtigd op die aangenomen wijzigingen in de statuten van de vennootschap de bij de wet vereiste verklaring van geen bezwaar aan te vragen, in de aangenomen wijzigingen in de statuten van de vennootschap zodanige veranderingen aan te brengen als ter verkrijging van die verklaring van geen bezwaar nodig mochten zijn en de akte houdende wijziging van de statuten van de vennootschap, waarin de evenbedoelde eventueel noodzakelijke veranderingen zijn verwerkt, te doen opmaken, te passeren en te tekenen.

De vereiste ministeriële verklaring van geen bezwaar werd verkregen op dertien augustus negentienhonderd zevenennegen-tig onder nummer B.V. 494.082, welke verklaring aan deze akte is gehecht.

De comparant verklaarde vervolgens naar aanleiding van voormeld besluit en ter uitvoering daarvan de statuten van de vennootschap zodanig te wijzigen, dat artikel 7 lid 3 en artikel 9 lid 2 van deze statuten met ingang van heden luiden als volgt:

“Artikel 7

3.	Bij vestiging van een vruchtgebruik of een pandrecht op een aandeel kan het stemrecht aan de vruchtgebruiker of de pandhouder worden toegekend.

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Artikel 9

2. De directeuren worden benoemd door de algemene vergadering, en krijgen ieder de persoonlijke titel van hetzij directeur A, hetzij directeur B.”
De comparant is mij, notaris, bekend.
De identiteit van de bij deze akte verschenen comparant is door mij, notaris, aan de hand van het hiervoor gemelde en daartoe bestemde document vastgesteld.
_________________________________________________________ WAARVAN AKTE,
opgemaakt in minuut, verleden te Amsterdam op de datum in het hoofd dezer akte vermeld.

Na zakelijke opgave van de inhoud van deze akte aan de verschenen persoon, heeft deze verklaard van de inhoud van deze akte te hebben kennisgenomen en op volledige voorlezing daarvan geen prijs te stellen.

Vervolgens is deze akte na beperkte voorlezing door de comparant en mij, notaris, ondertekend.
(Getekend: C. J. van Oevelen; T.H. Liem).
_________________________________________________________ VOOR AFSCHRIFT

APOSTILLE

(Convention de La Haye du 5 octobre 1961)

Country: The Netherlands
This public document has been signed by:
mr. M.P. Bongard
acting in the capacity of:
notaris te Amsterdam
bears the seal/stamp of:
mr. M.P. Bongard
certified by the Registrar of the Court in Amsterdam. no:

Amsterdam,
Signed by: Dhr. F. Wardenaar

The undersigned:

Mark Peter Bongard, Esq., a civil-law notary in Amsterdam, declares that the attached document is a fair English translation of the deed of amendment to the Articles of Incorporation of CME Media Enterprises B.V., having its registered office at Amsterdam, executed on May 31, 1998.

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in this translation, and if so the Dutch text will by law govern.

Amsterdam, June 20, 2003.

APOSTILLE

(Convention de La Haye du 5 octobre 1961)

Country: The Netherlands
This public document has been signed by:
mr. M.P. Bongard
acting in the capacity of:
notaris te Amsterdam
bears the seal/stamp of:
mr. M.P. Bongard
certified by the Registrar of the Court in Amsterdam. no:

Amsterdam,
Signed by: Dhr. F. Wardenaar

AMENDMENT TO THE ARTICLES OF INCORPORATION

On this day, the thirty-first day of May, nineteen hundred and ninety-eight, there appeared before me, Tjien Hauw Liem, Esq., civil law notary candidate, residing at Amstelveen, hereinafter called “civil law notary”, representing the office of Mark Peter Bongard, Esq., civil law notary in Amsterdam, who is absent on leave:

Cornelis Jacobus van Oevelen, Esq., civil law notary candidate, residing at Sloterkade 60- huis, 1058 HG Amsterdam, born at Amsterdam, the Netherlands, on the thirtieth day of April, nineteen hundred and seventy-one, married, holder of the Netherlands driver’s license with number: 3002677705.

The deponent declared as follows:

The Articles of Incorporation of the private limited liability company: CME Media Enterprises BV, with its corporate seat at Amsterdam, with address: Nieuwe Spiegelstraat 26, 1017 DG Amsterdam (hereinafter referred to as the “company”), were most recently amended by deed executed before Mark Peter Bongard, Esq., civil law notary, in Amsterdam, on the twenty-eighth day of April, nineteen hundred and ninety-seven. The certificate of no-objection required by law was obtained with respect to a draft of said deed, by the order of the tenth day of April, nineteen hundred and ninety-seven, number B.V. 494.082.

On the ninth day of July, nineteen hundred and ninety-seven, the sole shareholder of the company resolved in conformity with article 17 paragraph 1 of the company’s Articles of Incorporation, among other things, to amend the company’s Articles in the manner described below. The resolution referred to above will be attached to this deed.

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On the day on which the resolution to amend the company’s Articles was adopted, the company’s issued capital amounted to two hundred thousand Dutch Guilders (NLG 200,000.--).

In the above mentioned resolution the deponent was given authority, among other things, to apply for the certificate of no-objection required by law with respect to the approved amendments to the company’s Articles, to make any change in the approved amendments to the company’s Articles which might be necessary in order to obtain the certificate of no-objection, and to have drawn up, to execute and sign the deed of amendment to the company’s Articles in which any necessary changes have been incorporated.

The requisite ministerial statement of no-objection was obtained on the thirteenth day of August, nineteen hundred and ninety-seven under number B.V. 494.082, which statement is attached to this deed.

In order to execute the resolution to amend the company’s Articles, the deponent subsequently declared that he hereby amends the company’s Articles in such a manner that article 7 paragraph 3 and article 9 paragraph 2 shall henceforth read as follows:

“Article 7
3.	In the event that a ususfruct or pledge is created on shares, voting rights may be granted to the usufructuary or pledgee.
Article 9
2.	The general meeting shall appoint the managing directors, and shall grant each of them the personal title of either Managing Director A or Managing Director B.”

The deponent is known to me, civil law notary. The identity of the deponent of this deed was established by me, civil law notary, on the basis of the above-mentioned document intended for identification purposes.

WITNESSETH THIS DOCUMENT, the original of which was drawn up and executed in Amsterdam on the date stated in the first paragraph of the Articles.
After summarizing the content of this document to the deponent, the latter declared that he had taken note of the content of this deed and waived full reading thereof.
Subsequently, after limited reading, this document was signed by the deponent and me, civil law notary.

DOORLOPENDE TEKST VAN DE STATUTEN VAN:

CME MEDIA ENTERPRISES B.V.

GEVESTIGD TE AMSTERDAM

De statuten zijn laatstelijk partieel gewijzigd bij akte verleden voor een plaatsvervanger van Mr M.P. Bongard, notaris ter standplaats Amsterdam, op 31 mei 1998; waarop betrekking heeft de ministeriële verklaring van geen bezwaar verleend op 13 augustus 1997, nummer B.V. 494.082

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Naam en zetel.
Artikel 1.

1.	De vennootschap draagt de naam:
CME Media Enterprises B.V.
2.	Zij heeft haar zetel te Amsterdam.

Doel.
Artikel 2.

De vennootschap heeft ten doel:
a.	het oprichten van, deelnemen in, het bestuur voeren over en het zich op enigerlei andere wijze financieel interesseren bij andere vennootschappen en ondernemingen;
b.	het verlenen van diensten op administratief, technisch, financieel, economisch of bestuurlijk gebied aan andere vennootschappen, personen en ondernemingen;
c.
het verkrijgen, vervreemden, beheren en exploiteren van roerende en onroerende zaken en andere goederen, daaronder begrepen patenten, merkrechten, licenties, vergun-ningen en andere industriële eigendomsrechten;

d.
het ter leen opnemen of ter leen verstrekken van gelden, alsmede het zekerheid stellen, zich op andere wijze sterk maken of zich hoofdelijk naast of voor anderen verbinden, het vorenstaande al of niet in samenwerking met derden en met inbegrip van het verrichten en bevorderen van alle handelingen die daarmede direct of indirect verband houden, alles in de ruimste zin des woords.

Maatschappelijk kapitaal.
Artikel 3.

1.	Het maatschappelijk kapitaal bedraagt één miljoen gulden (☐ 1.000.000,--).
2.	Het is verdeeld in één miljoen (1.000.000) aandelen van één gulden (☐ l,--).
3.	Alle aandelen luiden op naam. Aandeelbewijzen worden niet uitgegeven.

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Register van aandeelhouders.
Artike1 4.

1.
De directie houdt een register waarin de namen en adressen van alle houders van aandelen zijn opgenomen, met vermelding van de datum waarop zij de aandelen hebben verkregen, de datum van de erkenning of betekening alsmede van het op ieder aandeel gestorte bedrag. Daarin worden tevens opgenomen de namen en adressen van hen die een recht van vruchtgebruik of pandrecht op aandelen hebben, met vermelding van de datum waarop zij het recht hebben verkregen, de datum van erkenning of betekening, alsmede met vermelding welke aan de aandelen verbonden rechten hun overeenkomstig de leden 2 en 4 van de artikelen 2:197 en 2:198 Burgerlijk Wetboek toekomen.

2.	Op het register is artikel 2:194 Burgerlijk Wetboek van toepassing.

Uitgifte van aandelen.
Artikel 5.

1.
Uitgifte van aandelen kan slechts ingevolge een besluit van de algemene vergadering van aandeelhouders - hierna te noemen: de algemene vergadering - geschieden. De uitgifte vindt plaats bij een daartoe bestemde ten overstaan van een in Nederland standplaats hebbende notaris verleden akte, waarbij de betrokkenen partij zijn.

2.	Iedere aandeelhouder heeft bij uitgifte van aandelen een voorkeursrecht naar evenredigheid van het gezamenlijk bedrag van zijn aandelen, met inachtneming van de beperkingen volgens de wet.
3.	Een gelijk voorkeursrecht hebben de aandeelhouders bij het verlenen van rechten tot het nemen van aandelen.
4.	Het voorkeursrecht kan, telkens voor een enkele uitgifte, door de algemene vergadering worden beperkt of uitgesloten.

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5.
Bij uitgifte van elk aandeel moet daarop het gehele nominale bedrag worden gestort. Bedongen kan worden dat een deel, ten hoogste drie vierden, van het nominale bedrag eerst behoeft te worden gestort nadat de vennoot-schap het zal hebben opgevraagd.

Eigen aandelen.
Artikel 6.

1.	De vennootschap mag, met inachtneming van het dienaangaande in de wet bepaalde, volgestorte eigen aandelen of certificaten daarvan verkrijgen tot het door de wet toegestane maximum.
2.
Leningen met het oog op het nemen of verkrijgen van aandelen in haar kapitaal of van certificaten daarvan mag de vennootschap verstrekken doch slechts tot ten hoogste het bedrag van de uitkeerbare reserves.

Levering van aandelen. Vruchtgebruik. Pandrecht. Certificaten.
Artikel 7.

1.
Voor de levering van een aandeel of de levering van een beperkt recht daarop, is vereist een daartoe bestemde ten overstaan van een in Nederland standplaats hebbende notaris verleden akte, waarbij de betrokkenen partij zijn.

2.
De levering van een aandeel of de levering van een beperkt recht - daaronder begrepen de vestiging en afstand van een beperkt recht - daarop overeenkomstig lid 1 werkt mede van rechtswege tegenover de vennootschap. Behoudens in het geval dat de vennootschap zelf bij de rechtshandeling partij is, kunnen de aan het aandeel verbonden rechten eerst worden uitgeoefend nadat zij de rechtshandeling heeft erkend of de akte aan haar is betekend overeenkomstig het dienaangaande in de wet bepaalde.

3.	Bij vestiging van een vruchtgebruik of een pandrecht op een aandeel kan het stemrecht aan de vruchtgebruiker of de pandhouder worden toegekend.
4.	De vennootschap verleent geen medewerking aan de uitgifte van certificaten van haar aandelen.

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Blokkeringsregelinq.
Artikel 8. Goedkeurinq.

1.
Voor overdracht van aandelen, wil zij geldig zijn, is steeds de goedkeuring vereist van de algemene vergadering, tenzij alle aandeelhouders schriftelijk hun goedkeuring aan de betreffende vervreemding hebben gegeven, welke goedkeuring slechts voor een periode van drie maanden geldig is.

2.
De aandeelhouder die tot overdracht van aandelen wil overgaan in dit artikel verder ook aan te duiden als de verzoeker geeft daarvan bij aangetekende brief of tegen ontvangstbewijs kennis aan de directie onder opgave van het aantal over te dragen aandelen en van de persoon of de personen aan wie hij wenst over te dragen.

3.
De directie is verplicht een algemene vergadering bijeen te roepen en te doen houden binnen zes weken na ontvangst van de in het vorige lid bedoelde kennisgeving. Bij de oproeping wordt de inhoud van die kennisgeving vermeld.

4.	Indien de algemene vergadering de gevraagde goedkeuring verleent, moet de overdracht binnen drie maanden daarna plaat shebben.
5.	Indien:
	a.	niet binnen de in lid 3 gemelde termijn de aldaar bedoelde algemene vergadering is gehouden;
	b.	in die algemene vergadering omtrent het verzoek tot goedkeuring geen besluit is genomen;
c.
bedoelde goedkeuring is geweigerd zonder dat de algemene vergadering gelijktijdig met de weigering aan de verzoeker opgave doet van een of meer gegadigden die bereid zijn al de aandelen waarop het verzoek tot goedkeuring betrekking had, tegen contante betaling te kopen, wordt de gevraagde goedkeuring geacht te zijn verleend en wel in het sub a gemelde geval op de dag waarop de algemene vergadering uiterlijk had moeten worden gehouden.

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6.
Tenzij tussen de verzoeker en de door de algemene vergadering aangewezen en door hem aanvaarde gegadigde (n) omtrent de prijs of de prijsvaststelling anders wordt overeengekomen, zal de koopprijs van de aandelen worden vastgesteld door een onafhankelijke deskundige, op verzoek van de meest gerede partij te benoemen door de voorzitter van de Kamer van Koophandel en Fabrieken binnen wier ressort de vennootschap statutair is gevestigd.

7.
De verzoeker blijft bevoegd zich terug te trekken, mits dit geschiedt binnen een maand nadat hem bekend is aan welke gegadigde hij al de aandelen waarop het verzoek tot goedkeuring betrekking had, kan verkopen en tegen welke prijs.

8.	De kosten van de prijsvaststelling komen ten laste van:
	a.	de verzoeker indien deze zich terugtrekt;
b.
de verzoeker voor de helft en de kopers voor de andere helft indien de aandelen door de gegadigden zijn gekocht, met dien verstande dat iedere koper in de kosten bijdraagt in verhouding tot het aantal door hem gekochte aandelen;

	c.	de vennootschap in niet onder a of b genoemde geval1en.
9.	De vennootschap zelf kan slechts met instemming van de verzoeker gegadigde zijn als bedoeld in lid 5 sub c.

Directie.
Artikel 9.

1.	Het bestuur van de vennootschap wordt gevormd door een directie bestaande uit één of meer directeuren.
2.	De directeuren worden benoemd door de algemene vergadering, en krijgen ieder de persoonlijke titel van hetzij directeur A, hetzij directeur B.

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3.	Iedere directeur kan te allen tijde door de algemene vergadering worden geschorst en ontslagen.
4.	De bezoldiging en de verdere arbeidsvoorwaarden van iedere directeur worden vastgesteld door de algemene vergadering.

Bestuurstaak. Besluitvorming. Taakverdeling.
Artikel 10.

1.	Behoudens de beperkingen volgens de statuten is de directie belast met het besturen van de vennootschap.
2.	De directie kan, in plaats van in vergadering ook in geschrift besluiten nemen, mits alle directeuren zich voor het desbetreffende voorstel hebben uitgesproken.
3.	De algemene vergadering kan een reglement vaststellen, waarbij regels worden gegeven omtrent de besluitvorming van de directie.
4.	De directie stelt een taakverdeling vast en brengt deze ter kennis van de algemene vergadering.

Vertegenwoordiging.
Artikel 11.

1.
De directie vertegenwoordigt de vennootschap. De bevoegdheid de vennootschap te vertegenwoordigen komt mede to aan iedere directeur A afzonderlijk, alsmede aan iedere directeur B gezamenlijk handelende met een directeur A of met een andere directeur B.

2.
De directie kan functionarissen met algemene of beperkte vertegenwoordigingsbevoegdheid aanstellen. Elk hunner vertegenwoordigt de vennootschap met inachtneming van de begrenzing aan zijn bevoegdheid gesteld. Hun titulatuur wordt door de directie bepaald.

3.
In geval van een tegenstrijdig belang tussen de vennootschap en een directeur wordt de vennootschap vertegen-woordigd door één der overige directeuren. Indien slechts één directeur in functie is, wordt de vennootschap vertegenwoordigd door een door de algemene vergadering aan te wijzen persoon.

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Beperkingen bestuursbevoegdheid.
Artikel 12.

1.
Onverminderd het elders in de statuten dienaangaande bepaalde zijn aan de goedkeuring van de algemene vergadering onderworpen alle besluiten van de directie waarvan de algemene vergadering heeft bepaald dat deze haar goedkeuring behoeven.

Deze besluiten dienen duidelijk omschreven te worden en schriftelijk aan de directie te worden meegedeeld.
2.
De directie moet zich gedragen naar de aanwijzingen betreffende de algemene lijnen van het te volgen financiële, sociale en economische beleid en van het personeelsbeleid, te geven door de algemene vergadering.

3.	Het ontbreken van een goedkeuring als bedoeld in dit artikel kan niet door of tegen derden worden ingeroepen.

Ontstentenis of belet.
Artikel 13.

In geval van ontstentenis of belet van een directeur zijn de andere directeuren of is de andere directeur tijdelijk met het bestuur van de vennootschap belast. In geval van ontstentenis of belet van alle directeuren of van de enige directeur is de persoon die daartoe jaarlijks door de algemene vergadering wordt benoemd tijdelijk met het bestuur van de vennootschap belast.

Boekjaar. Jaarrekening.
Artikel 14.

1.	Het boekjaar valt samen met het kalenderjaar.
2.
Jaarlijks binnen vijf maanden na afloop van het boekjaar, behoudens verlenging van deze termijn met ten hoogste zes maanden door de algemene vergadering op grond van bijzondere omstandigheden, wordt door de directie een jaarrekening opgemaakt.

3.	De algemene vergadering stelt de jaarrekening vast.

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Winst.
Artikel 15.

1.	De winst staat ter beschikking van de algemene vergadering.
2.
Winstuitkeringen kunnen slechts plaatshebben voor zover het eigen vermogen groter is dan het gestorte en opgevraagde deel van het kapitaal vermeerderd met de reserves die krachtens de wet moeten worden aangehouden.

3.	De algemene vergadering kan met inachtneming van het dienaangaande in lid 2 bepaalde besluiten tot uitkering van interim dividend.
4.	De algemene vergadering kan met inachtneming van het dienaangaande in lid 2 bepaalde besluiten tot uitkeringen ten laste van een reserve die niet krachtens de wet moet worden aangehouden.

Algemene vergaderingen.
Artikel 16.

1.	Jaarlijks binnen zes maanden na afloop van het boekjaar, wordt de algemene vergadering gehouden, bestemd tot de behandeling en vaststelling van de jaarrekening.
2.	Andere algemene vergaderingen worden gehouden zo dikwijls de directie, dan wel aandeelhouders tezamen vertegenwoordigend ten minste een tiende gedeelte van het geplaatste kapitaal, zulks nodig achten.
3.
De algemene vergaderingen worden door de directie, dan wel aandeelhouders, tezamen vertegenwoordigende een tiende gedeelte van het geplaatste kapitaal bijeengeroepen door middel van brieven aan de adressen volgens het register van aandeelhouders.

De oproeping geschiedt niet later dan op de vijftiende dag voor die van de vergadering.
4.
Zolang in een algemene vergadering het gehele geplaatste kapitaal is vertegenwoordigd, kunnen geldige besluiten worden genomen over alle aan de orde komende onderwerpen, mits met algemene stemmen, ook al zijn de door de wet of statuten gegeven voorschriften voor het oproepen en houden van vergaderingen niet in acht genomen.

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5.	De algemene vergaderingen worden gehouden in de gemeente waar de vennootschap volgens de statuten haar zetel heeft.
6.	De algemene vergadering voorziet zelf in haar voorzitterschap.
7.	Ieder aandeel geeft recht op één stem.
8.	Voor zover de wet geen grotere meerderheid voorschrijft, worden alle besluiten genomen met volstrekte meerderheid van de uitgebrachte stemmen.

Besluitvorming buiten vergadering.
Artikel 17.

1.
Besluiten van aandeelhouders kunnen in plaats van in algemene vergaderingen ook bij geschrift worden genomen, mits met algemene stemmen, vertegenwoordigende het gehele geplaatste kapitaal. Onder geschrift wordt verstaan elke via gangbare communicatiekanalen overgebracht en op schrift ontvangen bericht.

2.
Vorenbedoelde wijze van besluitvorming is niet mogelijk indien met medewerking van de vennootschap certificaten van aandelen zijn uitgegeven alsmede indien er personen zijn aan wie de wet als gevolg van een op aandelen gevestigd vruchtgebruik of pandrecht de rechten toekent die toekomen aan de houders van met medewerking van de vennootschap uitgegeven certificaten van aandelen.

Statutenwijziging en ontbinding.
Artikel 18.

Wanneer aan de algemene vergadering een voorstel tot statutenwijziging of tot ontbinding der vennootschap wordt gedaan, moet zulks steeds bij de oproeping tot de algemene vergadering van aandeelhouders worden vermeld, en moet, indien het een statutenwijziging betreft, tegelijkertijd een afschrift van het voorstel, waarin de voorgedragen wijziging woordelijk is opgenomen, ten kantore van de vennootschap ter inzage worden gelegd voor aandeelhouders tot de afloop der vergadering.

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Vereffening.
Artikel 19.

1.	Indien de vennootschap wordt ontbonden ingevolge een besluit van de algemene vergadering, geschiedt de vereffening door de directie, indien en voorzover de algemene vergadering niet anders bepaalt.
2.	Na afloop der vereffening blijven de boeken en bescheiden van de vennootschap gedurende tien jaar berusten onder degene die daartoe door de vereffenaar is aangewezen.

COMPLETE TEXT OF THE ARTICLES OF ASSOCIATION OF:

CME MEDIA ENTERPRISES B.V.

HAVING ITS CORPORATE SEAT AT AMSTERDAM

The Articles of Association of the Company have last been amended partially by Deed of May 31, 1998, executed before a substitue of M.P. Bongard, Esq., civil law notary in Amsterdam;
the ministerial declaration of no objection in connection herewith was granted on August 13, 1997, under B.V. no. 494.082.

ARTICLES OF INCORPORATION

Name and registered office

Article 1

1.	The company’s name is: CME Media Enterprises B.V.
2.	The company has its registered office in Amsterdam.

Objects

Article 2

The company’s objects are:

a.	to incorporate, participate in, conduct the management of and take any other financial interest in other companies and enterprises;
b.	to render administrative, technical, financial, economic or managerial services to other companies, persons or enterprises;
c.	to acquire, dispose of, manage and utilise real and personal property, including patents, marks, licences, permits and other industrial property rights;
d.	to borrow and lend moneys, act as surety or guarantee in any other manner, and bind itself jointly and severally or otherwise in addition to or on behalf of others, the foregoing whether or not in collaboration with third parties and inclusive of the performance and promotion of all activities which directly and indirectly relate to those objects, all this in the broadest sense of the terms.

Authorised capital

Article 3

1.	The company’s authorised capital amounts to one million Dutch Guilders (NLG 1,000,000.--).
2.	It is divided into one million (1,000,000) shares with a par value of one Dutch Guilder (NLG 1.--) each.
3.	All shares shall be registered. Share certificates shall not be issued.

Shareholders’ register

Article 4

1.
The company’s Management shall keep a register in which the names and addresses of all holders of shares shall be recorded, specifying the date on which they acquired their shares, the date of acknowledgment by or service upon the company and the amount paid for each share. The register shall also contain the names and addresses of all owners of a usufruct or pledge on those shares, specifying the date on which they acquired such usufruct or pledge, the date of acknowledgment by or service upon the company and what rights they have been granted attaching to the shares under Articles 197 and 198, paras. 2 and 4, Book 2, Dutch Civil Code.

2.	Article 194, Book 2, Dutch Civil Code shall apply to the register.

Issuance of shares

Article 5

1.
Shares may only be issued pursuant to a resolution by the general meeting of shareholders - hereinafter to be referred to as the “general meeting” - provided that no other corporate organ has been granted such authority. Issuance shall be by means of a notarial deed, executed before a civil law notary authorised to practise in the Netherlands, and to which those involved are party.

2.
With due observance of the restrictions provided by law, shareholders shall have pre-emptive rights with respect to any further share issue in proportion to the total value of their individual shareholdings.

3.	Likewise, shareholders shall have pre-emptive rights with respect to the granting of options to subscribe to shares.
4.	Said pre-emptive rights may, for every single issue, be limited or suspended by the general meeting.
5.
When a share is issued, its par value must be fully paid up. It may be stipulated that a portion of the share’s par value, not exceeding three-fourths thereof, need not be paid until after such portion is called up by the company.

Own shares

Article 6

1.	With due observance of the relevant statutory provisions, the company may acquire its own fully-paid shares or depositary receipts, however, subject to the maximum permitted by law.
2.	The company may grant loans for the purpose of subscribing to or acquiring its shares or depositary receipts, however, subject to the sum of its distributable reserves.

Transfer of shares. Usufruct. Pledge. Depositary receipts Article 7

1.
The transfer of shares or any restricted rights attaching to shares shall require a notarial deed, executed before a civil law notary authorised to practise in the Netherlands, to which those involved are party.

2.
The transfer of shares or any restricted rights attaching to shares as referred to in para. 1 - including the creation and relinquishment of restricted rights - shall, by operation of law, also be valid visà-vis the company.

The rights attaching to shares cannot be exercised until the company either acknowledges the juristic act or is served with the notarial deed in accordance with the relevant statutory provisions, except where the company is party to the juristic act.

3.	In the event that a usufruct or pledge is created on shares, voting rights may be granted to the usufructuary or pledgee.
4.	The company shall not cooperate in issuing depositary receipts for its shares.

Transfer restrictions

Article 8 Approval

1.
In order to be valid, every transfer of shares shall require the prior approval of the general meeting, unless all shareholders have given their approval in writing. The approval shall be valid for three months only.

2.
The shareholder who wishes to transfer his shares - hereinafter to be referred to as the “proposing transferor” - shall inform the Management by registered mail or return receipt requested, specifying the number of shares to be transferred and the person(s) to whom he wishes to transfer his shares.

3.
The Management shall be obliged to call a general meeting to be held within six weeks of receiving the proposing transferor’s notification. The convening notice shall state the content of the notification.

4.	If the general meeting grants the approval requested, the transfer must take place within the following three months.
5.	Approval shall be deemed given if:
	a.	the general meeting referred to in paragraph 3 has not been held within the term set in that paragraph;
	b.	that general meeting has failed to decide on the request for approval;
c.
simultaneously with its refusal, the general meeting fails to notify the proposing transferor of the name(s) of (an)other party(ies) interested in purchasing for cash all shares to which the request for approval relates.

If the situation under a. occurs, approval shall be deemed to have been given on the last date on which the shareholders’ meeting should have been held.

6.
Unless the proposing transferor and the interested party(ies) specified by the general meeting and accepted by the proposing transferor make deviating arrangements regarding the price or the method of determining the price, the purchase price of the shares shall be determined by an independent expert to be appointed at the request of the party with the greatest interest by the Chairman of the Chamber of Commerce and Industry of the district in which the company’s registered office is situated.

7.
The proposing transferor shall remain entitled to withdraw his offer, provided that he does so within one month of having been informed of the name of the party to whom he may transfer all of the shares specified in the request for approval and of the price offered for the shares.

8.	The costs incurred in determining the purchase price shall be borne:
	a.	by the proposing transferor if he withdraws his offer;
b.
in equal parts by the proposing transferor and the buyers if the shares are purchased by the interested parties, on the understanding that every buyer shall contribute to the costs in proportion to the number of shares he has bought;

	c.	by the company, in all cases not included under a. or b.
9.	The company itself may propose to buy the shares as contemplated in paragraph 5(c) only if the proposing transferor so consents.

Management

Article 9

1.	The company shall be run by a Management consisting of one or more managing directors.
2.	The general meeting shall appoint the managing directors, and shall grant each of them the personal title of either Managing Director A or Managing Director B.

3.	The general meeting shall at all times have the power to suspend or dismiss the managing directors.
4.	The general meeting shall determine the remuneration of each managing director, as well as his other terms and conditions of employment.

Managerial duties. Decision-making. Division of duties

Article 10

1.	Subject to the restrictions set forth in these Articles, the Management shall be in charge of running the company.
2.	Rather than at a meeting, the Management may also pass resolutions in writing, provided all managing directors are in favor of the relevant proposal.
3.	The general meeting may adopt rules and regulations governing the decision-making process of the Management .
4.	The Management shall make a division of duties and report such division to the general meeting.

Representative authority

Article 11

1.
The Board of Managing Directors shall represent the company. The authority to represent the company shall also be vested in every managing director A acting individually, as well as in every managing director B acting jointly with another managing director A or managing director B.

2.
The Management may appoint officers and grant them a general or special power of attorney. Every attorney in fact shall represent the company within the bounds of his authorisation. Their title shall be determined by the Management.

3.
In all cases in which the company has an interest which conflicts with an interest of one of its managing directors, the company shall be represented by one of the other managing directors. If only one managing director is in office, the company shall be represented by a person to be designated by the general meeting.

Restrictions on the powers of the Management

Article 12

1.
Without prejudice to the other provisions set forth in these Articles governing the powers of the Management, the Management shall require the approval of the general meeting for resolutions of which the general meeting has determined that these will require its approval.

Any such resolution shall be clearly described and reported to the Management in writing.
2.
The Management must comply with any such instructions outlining the company’s general financial, social, economic or staffing policy to be pursued by the Management as may be given by the general meeting.

3.	The absence of approval as defined in this Article cannot be invoked by or against any third party.

Absence. Inability to act

Article 13

If a managing director is absent or unable to act, the remaining managing director(s) shall be temporarily charged with the management of the company. If the sole managing is or all managing directors are absent or unable to act, a person appointed annually by the general meeting shall be temporarily charged with the management of the company.

Financial year. Annual accounts

Article 14

1.	The company’s financial year shall correspond with the calendar year.
2.
Within five months of the end of the company’s financial year, the Management shall draw up the annual accounts unless, in special circumstances, an extension of this term by not more than six months is approved by the general meeting.

3.	The general meeting shall adopt the annual accounts.
Profits
Article 15
1.	The profits shall be at the disposal of the general meeting.
2.	Dividends may be paid only insofar as the company’s equity exceeds the paid-in and called-up capital plus the reserves to be kept by law.
3.	The general meeting may, with due observance of para. 2, resolve to pay interim dividends.
4.	The general meeting may, with due observance of para. 2, resolve to pay dividends out of a reserve which need not be kept by law.
General meeting of shareholders
Article 16
1.	The general meeting of shareholders shall be held within six months of the end of the company’s financial year in order to discuss and adopt the annual accounts.
2.	Other general meetings of shareholders shall be held as often as either the Management or the shareholders representing not less than one-tenth of the company’s issued capital deem necessary.
3.
General meetings of shareholders shall be called by either the Management or the shareholders representing one-tenth of the company’s issued capital, by sending letters to the addresses recorded in the shareholders’ register and the register of holders of depositary receipts. Convocation shall take place not later than on the fifteenth day prior to the day of the meeting.

4.
Resolutions may be legally adopted on any item on the agenda provided that they are adopted by a unanimous vote at a general meeting at which the company’s entire issued capital is represented, even if the requirements for convening and conducting the meeting as prescribed by the law or the company’s Articles of Incorporation have not been complied with.

5.	General meetings shall be held in the municipality in which the company’s registered office is situated according to its Articles of Incorporation.
6.	At every meeting, the shareholders shall appoint a chairman from their midst.
7.	Every share shall entitle its holder to cast one vote.
8.	Resolutions shall be passed by an absolute majority of the votes cast, unless the law prescribes a greater majority.
Resolutions passed outside a meeting
Article 17
1.
Rather than at a general meeting, the shareholders may also pass resolutions in writing, provided that they do so by a unanimous vote representing the company’s entire issued capital. In writing shall mean any message transmitted via standard means of communication and received in written form.

2.
This manner of decision-making shall not be possible if depositary receipts for shares have been issued with the company’s cooperation or if there are any persons upon whom the law has, as a result of the creation of a usufruct or pledge on shares, conferred those rights which are vested in the holders of depositary receipts for shares issued with the company’s cooperation.

Amendment to the Articles of Incorporation and dissolution.
Article 18.

If a motion to amend the Articles of Incorporation or to dissolve the company is to be submitted to the general meeting, the convening notice must state this fact. At the same time, if the motion is for an amendment to the Articles of Incorporation, a copy of the motion containing a verbatim text of the proposed amendment must be deposited at the company’s office for inspection by the shareholders until the meeting is adjourned.

Liquidation.
Article 19.
1.	If the company is dissolved pursuant to a resolution of the general meeting, it shall be liquidated by the Board of Management, if and to the extent the general meeting shall not resolve otherwise.
2.	After the liquidation has ended, the books and records of the company shall remain in the custody during a ten year period of the person designated for that purpose by the liquidators.